Exhibit (a)(1)(i)
DISH NETWORK CORPORATION

OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS

June 24, 2022

DISH NETWORK CORPORATION

OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS

THIS EXCHANGE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 P.M. (MOUNTAIN DAYLIGHT TIME) ON JULY 22, 2022, UNLESS WE EXTEND THE EXPIRATION DATE.

SUMMARY TERM SHEET
DISH Network Corporation (referred to as the “Company,” “DISH,” “our,” “us” or “we”) is offering eligible employees the opportunity to exchange eligible stock options for new stock options (“New Options”) through this one-time voluntary exchange program (this “Exchange Offer”).
This Summary Term Sheet highlights the most material terms of this Exchange Offer but does not contain all of the information that you should consider in deciding whether to participate. We encourage you to carefully read this Offer to Exchange and the accompanying Election Form.
THIS EXCHANGE OFFER
Eligible Employees:   You are an “Eligible Employee” if (i) you are a current DISH employee, (ii) you remain an employee through the time this Exchange Offer expires (the “Expiration Time”), (iii) before the Expiration Time you neither provide a notice of resignation nor are issued a notice of termination of employment by DISH and (iv) you are not an Ineligible Holder (as defined below).
Our co-founders (Charles W. Ergen, our Chairman; Cantey M. Ergen, Director and Senior Advisor; and James DeFranco, Director and Executive Vice President) and the independent members of our Board of Directors (our “Board”) — Kathleen Abernathy, George Brokaw, Tom Ortolf and Joseph T. Proietti — are not eligible to participate in this Exchange Offer (collectively, the “Ineligible Holders”). See Section 1 of the Offer to Exchange for more information.
Eligible Options:   If you are an Eligible Employee, you may exchange the following options granted under our 2019 Stock Incentive Plan (the “Equity Plan”) or 2009 Stock Incentive Plan (the “Predecessor Equity Plan”), if the options are both outstanding as of June 24, 2022 and remain outstanding through the Expiration Time (“Eligible Options”):
•
Time-Based Options:   Options (vested and unvested) that vest based on your continued service with DISH (“Time-Based Options”)

•
2019 LTIP Options:   Options (vested and unvested) granted under the 2019 long-term incentive plan that vest based on the achievement of specified performance goals and your continued service with DISH (“2019 LTIP Options”)

•
2022 Incentive Plan Options:   Options granted under the 2022 performance-based incentive plan that vest based on the achievement of specified performance goals and your continued service with DISH (“2022 Incentive Plan Options”)

Options granted under the 2017 and 2013 long-term incentive plans are not Eligible Options, and the terms of those options will not be affected by the Exchange Offer. For the avoidance of doubt, options held by Ineligible Holders, including the long-term performance-based options granted to Mr. Ergen in November 2020 under the Equity Plan, are not Eligible Options and may not be exchanged.
See Section 1 of the Offer to Exchange for more information.
Terms of New Options:   If you elect to exchange Eligible Options and we accept your election, then we will grant you New Options with the following terms (the “New Option Terms”) and will cancel your exchanged Eligible Options:
•
Number of Options:   You will receive one New Option for each Eligible Option that you exchange. Each New Option represents the right to purchase a share of the Company’s Class A common stock, par value $0.01 per share (“Class A Shares”).

•
Exercise Price:   Each New Option will have an exercise price per share equal to the greater of $20.00 or the closing price per share of our Class A Shares on the Nasdaq Global Select Market (“Nasdaq”) on the date the New Option is granted (or the last trading day prior to the date the New Option is granted if the date of grant is not a Nasdaq trading day).

•
Term:   Each New Option will have a maximum term of 10 years from the date it is granted.

•
Mandatory Vesting:   The New Options will be subject to the following vesting schedules:

Exchanged Options	New Options
• Vested Time-Based Options; and • Vested 2019 LTIP Options
New Options issued in exchange for vested Eligible Options will have the following vesting schedule:
•
40% immediately vested

•
20% vesting annually on each of July 1, 2023, July 1, 2024 and July 1, 2025

Unvested Time-Based Options
New Options issued in exchange for unvested Eligible Options will have the following vesting schedule:
•
0% immediately vested

•
20% vesting annually on each of July 1, 2023, July 1, 2024, July 1, 2025, July 1, 2026 and July 1, 2027

Unvested 2019 LTIP Options	New Options issued in exchange for unvested 2019 LTIP Options will have the same vesting conditions as the 2019 LTIP Options
2022 Incentive Plan Options	New Options issued in exchange for 2022 Incentive Plan Options will have the same vesting conditions as the 2022 Incentive Plan Options

•
Tax Status.   Each New Option will be issued as a non-qualified stock option, regardless of whether the corresponding Eligible Option was an incentive stock option or a non-qualified stock option.

•
Plan and Award Agreement.   Each New Option will be granted under our Equity Plan, and you must accept the terms of the applicable award agreement through the Fidelity electronic acceptance system customarily used by DISH with respect to equity awards (the “Fidelity Platform”) in order for the grant of the New Options to be completed.

The vested or unvested status of your Eligible Options will be determined as of July 22, 2022, which is the expected expiration date of this Exchange Offer. Thus, any Eligible Options that vest between the commencement of the Exchange Offer and July 22, 2022 will be treated as vested Eligible Options for purposes of the Exchange Offer, and will appear as such on your Election Form. This determination date will not change if we, in our sole discretion, extend the Expiration Time.
See Section 1 of the Offer to Exchange for more information.
Grant-by-Grant Basis:   Eligible Employees may exchange their Eligible Options on a grant-by-grant basis. If you received more than one grant of Eligible Options, you may elect to exchange Eligible Options from as few or as many of those grants as you determine. However, you must elect to exchange all of the Eligible Options within any selected grant. In other words, you may elect to exchange all or none of the Eligible Options within a grant, but you may not elect to exchange only a portion of the Eligible Options within a grant. See Section 3 of the Offer to Exchange for more information.
Participation and Expiration Time:   Participation in this Exchange Offer is completely voluntary. This Exchange Offer starts on June 24, 2022, and we are making this Exchange Offer on the terms and subject to the conditions set forth in this Offer to Exchange. The Expiration Time of this Exchange Offer is 10:00 p.m. (Mountain Daylight Time) on July 22, 2022, unless we extend the expiration date. Please note that wherever you are, the expiration deadline is set by Mountain Daylight Time, in the United States. See Section 1 of the Offer to Exchange for more information.
Risks:   See the “Risk Factors” section beginning on page 14 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in this Exchange Offer.
Class A Shares:   Our Class A Shares are listed on the Nasdaq under the symbol “DISH.” There is currently no trading market for our Class B common stock. On June 21, 2022, the closing price per share of our Class A Shares was $16.52. The current market price of our Class A Shares, however, is not necessarily indicative of future prices, and we cannot predict what the closing price per share of our Class A Shares will be at the Expiration Time. We recommend that you obtain current market quotations for our Class A Shares before deciding whether to participate in this Exchange Offer. See Section 7 of the Offer to Exchange for more information.
No Recommendation:   Although the Compensation Committee of the Board and the independent members of the Board have approved the Offer to Exchange, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offer to Exchange. Neither we nor the Board (nor its Compensation Committee) makes any recommendation as to whether you should participate, or refrain from participating, in this Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.
Questions:   You should direct questions about this Exchange Offer by e-mail to Stock.Options@dish.com or by phone at 1-855-256-0682. To receive a printed copy of this Offer to Exchange and the other offer documents, you should contact Stock.Options@dish.com.
IMPORTANT DETAILS ABOUT PARTICIPATING
If you are an Eligible Employee and you choose to participate in this Exchange Offer, you must fully complete and properly submit to us the election form (the “Election Form”) through the web portal established for this purpose (the “Option Exchange Portal”), a link to which will be delivered to you upon the commencement of this Exchange Offer. We will only accept Election Forms received by us through the Option Exchange Portal by 10:00 p.m. (Mountain Daylight Time) on July 22, 2022, which is the expiration time of this Exchange Offer unless the offer period is extended. We have the authority to extend this Exchange Offer period if we choose to, but we do not expect to extend this period. You may not make a change to your election after the Expiration Time, and the last valid Election Form properly submitted by you will be binding and irrevocable. We will not accept Election Forms submitted by any other means, including, but not limited to, e-mail, hand delivery, intraoffice mail, fax, U.S. mail (or other post), or overnight or other courier.
You must access the Option Exchange Portal through DISH’s network, whether in the office or via virtual private network (“VPN”). Please note that the Option Exchange Portal may not be accessible from a mobile device.
You are responsible for making sure that the Election Form is submitted as indicated above. You must allow for sufficient time to fully complete and properly submit your Election Form to ensure that we receive your Election Form before the Expiration Time. You will not be able to make changes to your Election Form after the Expiration Time.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of this offer or passed judgment upon the fairness or merits of this offer or the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer to Exchange. This Offer to Exchange summarizes various documents. These summaries are qualified in their entirety by reference to the documents to which they relate.
Nothing in this document constitutes, nor shall it be construed, to give any person the right to remain an employee of DISH or any of its subsidiaries or affiliates or to affect the right of DISH or any of its subsidiaries or affiliates to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law. Nothing in this document should be considered a contract or a guarantee of wages or compensation. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of DISH or any of its subsidiaries or affiliates through the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period of the New Options.

QUESTIONS AND ANSWERS
Set forth below are answers to questions that you may have about this Exchange Offer. Where appropriate, we have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.
Why is DISH making this Exchange Offer?

As of June 21, 2022, we had a total of about 14 million outstanding Eligible Options, all of which were “underwater” (i.e., had an exercise price greater than the trading price of our Class A Shares) based on the closing price per share on Nasdaq on June 21, 2022 of $16.52. We believe the existing underwater stock options provide limited incentive for our employees and limited retention benefits for DISH and its subsidiaries. Because stock options create value for the option holder only when the trading price of our Class A Shares increases beyond the options’ exercise price, we believe that this Exchange Offer will enhance long-term shareholder value by better aligning management incentives with shareholder interests. We also believe that the Exchange Offer will restore competitive incentives to, and help to reduce the level of turnover in both the short and medium terms among, all Eligible Employees who choose to participate. See Section 2 of the Offer to Exchange for more information.
Q2.
Who is eligible to participate in this Exchange Offer?

Only Eligible Employees are eligible to participate in the Exchange Offer. You are an “Eligible Employee” if (i) you are a current DISH employee, (ii) you remain an employee through Expiration Time, (iii) before the Expiration Time you neither provide a notice of resignation nor are issued a notice of termination of employment by DISH and (iv) you are not an Ineligible Holder. The Ineligible Holders (including our co-founders Charles W. Ergen, our Chairman; Cantey M. Ergen, Director and Senior Advisor; and James DeFranco, Director and Executive Vice President, and the independent members of our Board) are not eligible to participate in this Exchange Offer. See Section 1 of the Offer to Exchange for more information.
Q3.
Which options are subject to the Exchange Offer?

Eligible Employees will be able to elect to exchange outstanding Eligible Options. The following options granted under our Equity Plan or Predecessor Equity Plan are “Eligible Options”, if they are both outstanding as of June 24, 2022 and remain outstanding through the Expiration Time:
•
Time-Based Options:   Options (vested and unvested) that vest based on your continued service with DISH

•
2019 LTIP Options:   Options (vested and unvested) granted under the 2019 long-term incentive plan that vest based on the achievement of specified performance goals and your continued service with DISH

•
2022 Incentive Plan Options:   Options granted under the 2022 long-term incentive plan that vest based on the achievement of specified performance goals and your continued service with DISH

Options granted under the 2017 and 2013 long-term incentive plans are not Eligible Options, and the terms of those options will not be affected by the Exchange Offer. For the avoidance of doubt, options held by Ineligible Holders, including the long-term performance-based options granted to Mr. Ergen in November 2020 under the Equity Plan, are not Eligible Options and may not be exchanged.
See Section 1 of the Offer to Exchange for more information.
Q4.
How do I find out how many Eligible Options I have and what their exercise prices are?

A link to your Election Form on the Option Exchange Portal and accompanying instructions on how to fully complete and properly submit to us your Election Form will be delivered to you upon the commencement of this Exchange Offer. The Election Form will include a list of your Eligible Options as of June 24, 2022 and will reflect the vested / unvested status of your Eligible Options as of July 22, 2022, which is the expected expiration date of the Exchange Offer. At any time during the Exchange Offer, you can access the Option Exchange Portal or contact us by e-mail to Stock.Options@dish.com or by phone at 1-855-256-0682 to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants. See Section 3 of the Offer to Exchange for more information.
Q5.
Can I choose to exchange only part of my Eligible Options?

You may exchange your Eligible Options on a grant-by-grant basis. If you received more than one grant of Eligible Options, you may elect to exchange Eligible Options from as few or as many of those grants as you determine. However, you must elect to exchange all of the Eligible Options within any selected grant. In other words:

•
you may elect to exchange all or none of the Time-Base Options within a grant, but you may not elect to exchange only a portion of the Time-Based Options within a grant;

•
you may elect to exchange all or none of the 2019 LTIP Options within a grant, but you may not elect to exchange only a portion of the 2019 LTIP Options within a grant; and

•
you may elect to exchange all or none of the 2022 Incentive Plan Options within a grant, but you may not elect to exchange only a portion of the 2022 Incentive Plan Options within a grant.

See Section 3 of the Offer to Exchange for more information.
Q6.
Will the terms and conditions of my New Options be the same as my exchanged options?

No. The terms and conditions of your New Options, including the exercise price, term, and, in some cases, vesting schedule of your New Options, will be different than your exchanged Eligible Options. The material differences between your Eligible Options and your New Options are described in “Terms of New Options” of this Summary Term Sheet and in Section 1 of the Offer to Exchange. Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO. Eligible Employees may obtain an unredacted copy of the applicable stock option agreement(s) for the New Options by sending an e-mail to Stock.Options@dish.com, which is the preferred method, or calling the Exchange Offer information line at 1-855-256-0682.
Q7.
How many New Options will I receive for the Eligible Options I exchange?

This Exchange Offer is a one-for-one exchange. You will receive one New Option for each Eligible Option that you exchange. Each New Option represents the right to purchase a Class A Share. See Section 1 of the Offer to Exchange for more information.
Q8.
If I participate in this Exchange Offer, when will my New Options be granted?

Unless we amend or terminate this Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options for which you properly made a valid election (and did not validly revoke that election), on the New Option Grant Date, which is currently expected, but not guaranteed, to be July 22, 2022, the same date as the Expiration Time. The New Options will reflect the New Option Terms. See Section 1 of the Offer to Exchange for more information. We will separately provide to you the grant documents relating to your New Options for your acceptance through the Fidelity Platform. In order for the grant of your New Options to be completed, you must accept the stock option agreement(s) for the New Options through the Fidelity Platform. Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO.
After the New Option Grant Date, Fidelity, our stock plan administrator, will reflect the exchange of Eligible Options for New Options in the accounts of Eligible Employees. We intend to suspend transactions involving New Options while accounts are being updated. Therefore, you will not be able to exercise your New Options until accounts have been updated. You must accept the terms of the applicable award agreement through the Fidelity Platform in order for the grant of the New Options to be completed and to exercise the New Options.
Q9.
Will my New Options have an exercise or purchase price?

Yes. Your New Options will have an exercise price per share equal to the greater of $20.00 or the closing price per share of our Class A Shares as reported on Nasdaq on the New Option Grant Date (or the last trading day prior to the date the New Options are granted if the New Option Grant Date is not a Nasdaq trading day). This will be the case even if your Eligible Options have an exercise price that is less than $20.00 per share. Therefore, if you elect to exchange Eligible Options with an exercise price that is less than $20.00 per share, your New Options will have a higher exercise price than the Eligible Options for which they were exchanged. See Section 1 of the Offer to Exchange for more information and Section 7 of the Offer to Exchange for information concerning the historical prices of our Class A Shares.

Q10.
When will my New Options vest?

Your New Options will be subject to the following vesting schedules:
Exchanged Options	New Options
• Vested Time-Based Options; and • Vested 2019 LTIP Options
New Options issued in exchange for vested Eligible Options will have the following vesting schedule:
•
40% immediately vested

•
20% vesting annually on each of July 1, 2023, July 1, 2024 and July 1, 2025

Unvested Time-Based Options
New Options issued in exchange for unvested Eligible Options will have the following vesting schedule:
•
0% immediately vested

•
20% vesting annually on each of July 1, 2023, July 1, 2024, July 1, 2025, July 1, 2026 and July 1, 2027

Unvested 2019 LTIP Options	New Options issued in exchange for unvested 2019 LTIP Options will have the same vesting conditions as the 2019 LTIP Options
2022 Incentive Plan Options	New Options issued in exchange for 2022 Incentive Plan Options will have the same vesting conditions as the 2022 Incentive Plan Options
As with our unvested equity awards generally, you must remain in continuous employment with DISH through the applicable vesting date. Except as described in question 24, if your employment with DISH terminates for any reason before the vesting date of any unvested New Option, the unvested New Option shall be forfeited. See Section 1 of the Offer to Exchange for more information.
Q11.
Am I required to participate in this Exchange Offer?

No. Participation in this Exchange Offer is completely voluntary. If you choose not to participate in this Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms. However, if the Exchange Offer remains open for 30 or more calendar days (it is currently scheduled to remain open for 29 calendar days), the United States Internal Revenue Service may take the position that the Two-Year Holding Period (described in Section 13 of the Offer to Exchange) for Eligible Options that are incentive stock options will restart on June 24, 2022. If this occurs, your Eligible Options that are incentive stock options may not receive the tax treatment afforded to incentive stock options, even if you do not elect to exchange your Eligible Options. See Section 13 of the Offer to Exchange for more information. You should seek advice from your personal financial, legal, accounting and/or tax advisor(s). No one from DISH is, or will be, authorized to provide you with legal, tax, financial or other advice or any recommendations regarding whether you should participate in this Exchange Offer.
Q12.
How should I decide whether or not to participate in this Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offer to Exchange below, including the information in Sections 2, 7, 8, 10, 13 and 16 of the Offer to Exchange. You should seek advice from your personal financial, legal, accounting and/or tax advisor(s). Participation in the Exchange Offer is completely voluntary, and your decision should be made based on your personal circumstances. No one from DISH is, or will be, authorized to provide you with legal, tax, financial or other advice or any recommendations regarding whether you should participate in this Exchange Offer.
In addition to reviewing the materials provided, please note the following:
•
The “Risk Factors” section beginning on page 14 discusses some of the risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options.

•
Your New Options may have a vesting schedule that is longer or less favorable than the Eligible Options you exchange. As a result, it is possible that, at some point in the future, as a result of your decision, our decision or an unexpected event, Eligible Options you exchange could have been more valuable than the New Options you receive in this Exchange Offer.

•
New Options provide value upon exercise only if the price of our Class A Shares increases after the grant date (and exceeds $20.00 per Class A Share).

•
You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Q13.
What happens if I do nothing?

If you do not elect to participate in this Exchange Offer before the Expiration Time, then all your Eligible Options will remain outstanding at their current exercise prices and subject to their existing terms. Nothing will change with respect to your Eligible Options. However, if the Exchange Offer remains open for thirty or more calendar days (it is currently scheduled to remain open for 29 calendar days), the United States Internal Revenue Service may take the position that the Two-Year Holding Period (described below) for Eligible Options that are incentive stock options will restart on June 24, 2022. If this occurs, your Eligible Options that are incentive stock options may not receive the tax treatment afforded to incentive stock options, even if you do not elect to exchange your Eligible Options. See Section 13 of the Offer to Exchange for more information.
Q14.
Will I owe taxes if I participate in this Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options will be a taxable event for U.S. federal income tax purposes. You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Employee who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Employees who may consider exchanging their Eligible Options to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer. See Section 13 of the Offer to Exchange for more information regarding the United States tax aspects of the Exchange Offer.
Q15.
How long do I have to decide whether to participate in the Exchange Offer?

The Expiration Time of this Exchange Offer is 10:00 p.m. (Mountain Daylight Time) on July 22, 2022, unless we extend the Expiration Time. We will not make any exceptions to this deadline. Please note that wherever you are, the expiration deadline is set by Mountain Daylight Time, in the United States. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Time of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new Expiration Time no later than 9:00 a.m. (Eastern Daylight Time) on the next business day after the last previously scheduled or announced Expiration Time. See Section 14 of the Offer to Exchange for more information.
Q16.
How do I elect to exchange my Eligible Options?

To participate in this Exchange Offer, you must fully complete and properly submit to us the Election Form through the Option Exchange Portal by 10:00 p.m. (Mountain Daylight Time) on July 22, 2022, which is the expiration time of this Offer to Exchange unless we, in our sole discretion, extend the expiration time and date. Please note that wherever you are, the expiration deadline is set by Mountain Daylight Time, in the United States. A link to the Election Form on the Option Exchange Portal will be sent to holders of Eligible Options on commencement of this Exchange Offer and also may be obtained by sending an e-mail to Stock.Options@dish.com.
You will receive a confirmation e-mail within one business day of properly submitting your Election Form. The confirmation e-mail will set forth your election for each Eligible Option grant(s) for which you properly submit an Election Form. Please review this confirmation e-mail to ensure it accurately reflects your election. If you do not properly submit your Election Form, you will not receive a confirmation e-mail. If you do not receive a confirmation e-mail, it is your responsibility to ensure that your Election Form has been properly submitted by contacting us by e-mail at Stock.Options@dish.com, which is the preferred method, or by phone at 1-855-256-0682. The timely submission of an Election Form is at your risk. It is your responsibility to allow sufficient time to ensure timely submission and receipt by us. You will not be able to make changes to your Election Form after the Expiration Time. We will not accept Election Forms submitted by any means other than through the Option Exchange Portal, including but not limited to, e-mail, hand delivery, intraoffice mail, fax, U.S. mail (or other post), or overnight or other courier.
You must access the Option Exchange Portal through DISH’s network, whether in the office or via VPN. Please note that the Option Exchange Portal may not be accessible from a mobile device.
You do not need to return your stock option agreements relating to any exchanged Eligible Options because they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance through the Fidelity Platform. In order for the grant of your New Options to be completed, you must accept the stock option agreement(s) for the New Options through the Fidelity Platform. Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO.
We reserve the right to reject any or all elections with respect to Eligible Options that we determine are not in an appropriate form or that we determine would be unlawful to accept.
See Section 5 of the Offer to Exchange for more information.
Q17.
Can I withdraw my election to exchange Eligible Options?

Yes. You may withdraw your election to exchange Eligible Options at any time during the period this Exchange Offer remains open and, unless we have accepted the Eligible Options for exchange pursuant to this Exchange Offer, you may also withdraw any Eligible Options that have not been accepted for exchange at any time after 10:00 p.m. (Mountain Daylight Time) on July 22, 2022.
Withdrawals of previous elections to exchange Eligible Options are made by timely submitting a new valid Election Form with your elections through the Option Exchange Portal, which replaces your previously submitted Election Form. As further described in the election instructions accompanying the Election Form, select the “NO” box in the section indicating whether the applicable Eligible Option grant is to be exchanged to specify that you do not wish to exchange that Eligible Option grant. If you miss the deadline to withdraw but remain an Eligible Employee, any Eligible Options you previously elected to exchange will be exchanged pursuant to the Exchange Offer.
You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form that we receive before the Expiration Time. You are responsible for making sure that you properly submit a new Election Form for any election to exchange Eligible Options that you wish to subsequently withdraw. You must allow sufficient time to fully complete and properly submit your Election Form to ensure that we receive it before the Expiration Time. Once you have withdrawn Eligible Options, you may re-elect to exchange such Eligible Options prior to the Expiration Time by submitting a new Election Form through the Option Exchange Portal, which replaces your previously submitted Election Form.
See Section 3 of the Offer to Exchange for more information.
Q18.
What happens if I exercise my Eligible Options prior to the Expiration Time?

If you exercise any or all of your Eligible Options prior to the Expiration Time, those options will no longer be available for exchange, regardless of whether you previously elected to exchange them.
Q19.
How will I know whether you have received my Election Form?

You will receive a confirmation e-mail within one business day of receipt of your properly-submitted Election Form. The confirmation e-mail will set forth your election for the Eligible Option grant(s) for which you properly submit an Election Form. Please review this confirmation e-mail to ensure it accurately reflects your election. If you do not properly submit your Election Form, you will not receive a confirmation e-mail. If you do not receive a confirmation e-mail, it is your responsibility to ensure that your

Election Form has been properly submitted by contacting us by e-mail at Stock.Options@dish.com, which is the preferred method, or by phone at 1-855-256-0682.
Please note that this confirmation e-mail will not constitute our acceptance of your election. We will give written notice to all Eligible Employees of our acceptance of all Eligible Employees’ elections promptly after we grant the New Options.
See Section 3 and Section 5 of the Offer to Exchange for more information.
Q20.
What will happen if I do not properly return my Election Form by the deadline?

If we do not receive an Election Form from you by the Expiration Time or we determine your Election Form was not properly submitted (including because it is not complete or not in an appropriate form), then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange any of your Eligible Options in the Exchange Offer, you do not need to do anything.
However, if the Exchange Offer remains open for 30 or more calendar days (it is currently scheduled to remain open for 29 calendar days), the United States Internal Revenue Service may take the position that the Two-Year Holding Period (described in Section 13 of the Offer to Exchange) for Eligible Options that are incentive stock options will restart on June 24, 2022. If this occurs, your Eligible Options that are incentive stock options may not receive the tax treatment afforded to incentive stock options, even if you do not elect to exchange your Eligible Options.
We advise all Eligible Employees who may consider exchanging their Eligible Options to consult with their own financial, legal, accounting and/or tax advisor(s).
See Sections 3 and 13 of the Offer to Exchange for more information.
Q21.
I have a Rule 10b5-1 trading plan. How does my decision to participate in this Exchange Offer impact my 10b5-1 trading plan?

If you elect to exchange an Eligible Option covered by a Rule 10b5-1 trading plan, your Rule 10b5-1 trading plan will be cancelled effective as of the Expiration Time. You may enter into a new Rule 10b5-1 trading plan in accordance with Company policy, which will require that Rule 10b5-1 trading plans be entered into during an open trading window. Any such Rule 10b5-1 trading plan may require that the first transaction under such new plan will not occur until a “cooling off” period has elapsed.
In accordance with, and subject to, our Insider Trading Policy, the open trading windows for 2022 are generally scheduled to open on the second trading day following the filing of our Quarterly Reports on Form 10-Q with the SEC and end on the fourteenth day of the following month. Therefore, the scheduled open trading windows for 2022 are approximately: (i) August 11 — September 14 and (ii) November 11 — December 14. Please remember that these dates are approximate and there is no guarantee that an open trading window will exist during these dates.
Q22.
If I am on an approved leave of absence or on vacation, will I be considered an Eligible Employee to participate in this Exchange Offer?

Yes. Eligible Employees are eligible to participate in this Exchange Offer if they are on a Company-approved leave of absence or on vacation. Nevertheless, you must submit your Election Form prior to the Expiration Time to participate in this Exchange Offer. This Exchange Offer will not be extended to account for vacations or other leaves. See Section 1 of the Offer to Exchange for more information.
Q23.
What if I elect to exchange Eligible Options and then provide a notice of resignation to, or am terminated by, DISH before the Expiration Time?

Your election will be cancelled and you will not receive New Options. In this case, all of your Eligible Options will remain subject to their current exercise prices and their existing terms. See Section 1 of the Offer to Exchange for more information.

Q24.
What happens to my New Options if I terminate my employment with DISH or if I am demoted?

Vesting of your New Options will cease on termination of your employment, and your unvested New Options will be forfeited to us. Any New Options that were vested as of your termination of employment generally must be exercised within one month following your termination of employment. Your stock option agreement(s) for your New Options contain important provisions regarding your employment, including with respect to terminations; demotion; recoupment; potential “change in control”; confidentiality; arbitration and restrictive covenants, including covenants not to compete, which we update from time to time when granting new options. You should refer to the terms and conditions of your applicable stock option agreement(s) and consult with your financial, legal, accounting and/or tax advisor(s). See Section 1 of the Offer to Exchange for more information.
Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO. Eligible Employees may obtain an unredacted copy of the applicable stock option agreement(s) for the New Options by sending an e-mail to Stock.Options@dish.com, which is the preferred method, or calling the Exchange Offer information line at 1-855-256-0682. You must accept the stock option agreement(s) for your New Options through the Fidelity Platform in order for the grant of your New Options to be completed.
Nothing in the Offer to Exchange constitutes, nor shall it be construed, to give any person the right to remain an employee of DISH or any of its subsidiaries or affiliates or to affect the right of DISH or any of its subsidiaries or affiliates to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law. Nothing in the Offer to Exchange should be considered a contract or a guarantee of wages or compensation. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of DISH or any of its subsidiaries or affiliates through the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period of the New Options.
Q25.
What if I have questions regarding the Exchange Offer?

You should direct questions about this Exchange Offer by e-mail to Stock.Options@dish.com or by phone at 1-855-256-0682.

RISK FACTORS
Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to elect to exchange your Eligible Options in the manner described in the Offer to Exchange.
In addition, this Offer to Exchange (including information incorporated by reference) contains “forward-looking statements”, including, in particular, statements about our plans, objectives and strategies and our expectations regarding future results. Forward-looking statements are not historical facts and may be identified by words such as “future,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “estimate,” “expect,” “predict,” “will,” “would,” “could,” “can,” “may,” and similar terms. These forward-looking statements are based on information available to us as of the date of this Offer to Exchange and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control. The risks, uncertainties and other factors that we believe are most significant are described in this Offer to Exchange and in our SEC filings referenced in the final risk factor below. We caution you not to place undue reliance on any forward-looking statements (although we note for your benefit that the safe harbor protections that apply to forward-looking statements provided by the federal securities laws do not apply to any forward-looking statements we make in connection with the Offer to Exchange).
The following discussion should be read in conjunction with our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.
Risks Related to this Exchange Offer
There is no guarantee that you will receive greater value from your New Options than from your existing Eligible Options. In particular, if your employment with DISH terminates before your New Options vest, you will not be able to receive value for your unvested New Options, but you may have been able to receive value for the Eligible Options you exchanged.
Most New Options will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. See Section 1 of this Offer to Exchange. Accordingly, if your employment with DISH terminates after you exchange your Eligible Options for New Options, you may not be able to realize as much value from your New Options as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New Options, and your employment with DISH terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying Class A Shares stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New Options, and your employment with DISH terminates after you receive New Options but before such New Options have fully vested and can be exercised, you will receive no value from the unvested portion of the New Options even if our stock price increases.
Our Board has not made a recommendation as to whether you should exchange your Eligible Options, and we have not obtained any advice from a third-party that this Exchange Offer is fair to holders of Eligible Options.
Neither DISH nor any employee, agent, entity or party, including, without limitation, the Board or its Compensation Committee, will make any recommendation as to whether you should exchange your Eligible Options. Furthermore, neither DISH nor any employee, agent, entity or party including, without limitation, the Board or its Compensation Committee, authorizes any person to make any such recommendations on behalf of DISH. We have not retained, and do not intend to retain, any representative to act on behalf of the Eligible Employees holding Eligible Options for purposes of negotiating the terms of this Exchange Offer, preparing a report or making any recommendation concerning the fairness of this Exchange Offer, nor will DISH seek or obtain any advice from a third party as to the fairness of this Exchange Offer. As a result, each Eligible Employee must make his or her own decision whether to exchange Eligible Options in the Exchange Offer, taking into account his or her own personal circumstances and preferences. We recommend that you carefully review the materials provided and consult with your personal financial, legal, accounting and/or tax advisor(s) prior to deciding whether to participate in this Exchange Offer.

The vested or unvested status of your Eligible Options will be determined as of July 22, 2022.
The vested or unvested status of your Eligible Options will be determined as of July 22, 2022, which is the expected expiration date of this Exchange Offer. This determination date will not change if we, in our sole discretion, extend the Expiration Time. Thus, if we extend the Expiration Time and any Eligible Options vest between July 22, 2022 and the extended Expiration Time, those Eligible Options will be treated as unvested for purposes of the Exchange Offer, and the New Options you receive in exchange for those Eligible Options will have the New Option Terms applicable to New Options granted in exchange for unvested Eligible Options. See Section 1 of the Offer to Exchange for more information.
You may incur additional taxes in connection with the exercise of New Options for U.S. tax purposes.
For more detailed information regarding the tax treatment of stock options and this Exchange Offer, see Section 13 of the Offer to Exchange for more information.
If you wish to accept this Offer to Exchange, there are a number of procedural steps that you must follow to properly elect to exchange your Eligible Options. If you fail to properly follow all of these procedural steps, we may reject the election to exchange your Eligible Options.
If you wish to participate in the Offer to Exchange, there are a number of procedural steps that you must follow in order to properly elect to exchange your Eligible Options. These procedural steps are discussed in greater detail in Sections 3 and 4 of this Offer to Exchange. You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw any of your Eligible Options are properly submitted to us before the Expiration Time and that such forms accurately reflect your elections. If you fail to follow these procedural steps, we may reject the election to exchange your Eligible Options. See Section 3 and Section 5 of this Offer to Exchange.
Risks Related to Our Business and Common Stock
In addition to the risks we have detailed herein, you should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 6, 2022, as well as the other information provided in the Offer to Exchange and the other materials that we have filed with the SEC, before making a decision as to whether or not to exchange your Eligible Options. See Section 16 of the Offer to Exchange for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

OFFER TO EXCHANGE

OFFER TO EXCHANGE
Section 1.
Eligible Employees; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer

DISH Network Corporation (referred to as the “Company,” “DISH,” “our,” “us” or “we”) is offering eligible employees the opportunity to exchange eligible stock options for new options (“New Options”) through this one-time voluntary exchange program. As described in this Section 1 of this Offer to Exchange (this “Offer to Exchange”), an Eligible Employee who validly elects to exchange Eligible Options before 10:00 p.m. (Mountain Daylight Time) on July 22, 2022 (the “Expiration Time”) will receive New Options in exchange for cancellation of the exchanged Eligible Options and the Eligible Employee’s agreement to accept the New Option Terms. Each capitalized term that is used in this paragraph without being defined is defined in more detail below.
We are making the offer on the terms and subject to the conditions described in this Offer to Exchange, as they may be amended from time to time, and these terms and conditions constitute this “Exchange Offer.” This Exchange Offer is not conditioned on the acceptance by a minimum number of option holders or elections to exchange Eligible Options covering a minimum number of shares.
Eligible Employees
All current DISH employees who (i) remain an employee through the Expiration Time, (ii) before the Expiration Time do not either provide a notice of resignation or are issued a notice of termination of employment by DISH and (iii) are not Ineligible Holders (as defined below), are “Eligible Employees.” Our co-founders (Charles W. Ergen, our Chairman; Cantey M. Ergen, Director and Senior Advisor; and James DeFranco, Director and Executive Vice President) and the independent members of our Board of Directors (our “Board”) — Kathleen Abernathy, George Brokaw, Tom Ortolf and Joseph T. Proietti — are not eligible to participate in this Exchange Offer (collectively, the “Ineligible Holders”).
Eligible Employees are eligible to participate in this Exchange Offer if they are on a Company-approved leave of absence or on vacation. Nevertheless, such Eligible Employees must properly submit their Election Forms prior to the Expiration Time to participate in this Exchange Offer. This Exchange Offer will not be extended to account for vacations or other leaves.
You will stop being an Eligible Employee if your employment with DISH terminates before the Expiration Time for any reason (including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability) or you submit a notice of resignation or receive a notice of termination of employment by DISH before that time. If you previously elected to exchange Eligible Options, your election will be cancelled and you will not receive New Options. In this case, all of your Eligible Options will remain subject to their current exercise prices and their existing terms.
Nothing in this document constitutes, nor shall it be construed, to give any person the right to remain an employee of DISH or any of its subsidiaries or affiliates or to affect the right of DISH or any of its subsidiaries or affiliates to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law. Nothing in this document should be considered a contract or a guarantee of wages or compensation. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of DISH or any of its subsidiaries or affiliates through the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period of the New Options.
Eligible Options
If you are an Eligible Employee, you may exchange the following options granted under our Predecessor Equity Plan or Equity Plan (each as defined below), if the options are both outstanding as of June 24, 2022 and remain outstanding through the Expiration Time (“Eligible Options”):
•
Time-Based Options:   Options (vested and unvested) that vest based on your continued service with DISH (“Time-Based Options”)

•
2019 LTIP Options:   Options (vested and unvested) granted under the 2019 long-term incentive plan that vest based on the achievement of specified performance goals and your continued service with DISH (“2019 LTIP Options”)

•
2022 Incentive Plan Options:   Options granted under the 2022 long-term incentive plan that vest based on the achievement of specified performance goals and your continued service with DISH (“2022 Incentive Plan Options”)

Options granted under the 2017 and 2013 long-term incentive plans are not Eligible Options, and the terms of those options will not be affected by the Exchange Offer. For the avoidance of doubt, options held by Ineligible Holders, including the long-term performance-based options granted to Mr. Ergen in November 2020 under the Equity Plan, are not Eligible Options and may not be exchanged.
When we use the term “option” in this Offer to Exchange, we refer to the actual options you hold (or will hold after the Exchange Offer) to purchase a share of the Company’s Class A common stock, par value $0.01 per share (“Class A Shares”), and not the Class A Shares underlying those options.
The Proposed Exchange
If you elect to exchange Eligible Options and we accept your election, then we will grant you New Options with the following terms (the “New Option Terms”) and will cancel your exchanged Eligible Options:
•
Number of Options:   You will receive one New Option for each Eligible Option that you exchange. Each New Option represents the right to purchase one Class A Share.

•
Exercise Price:   Each New Option will have an exercise price per share equal to the greater of $20.00 or the closing price per share of our Class A Shares on the Nasdaq Global Select Market (“Nasdaq”) on the date the New Option is granted (or the last trading day prior to the date the New Option is granted if the date of grant is not a Nasdaq trading day).

•
Term:   Each New Option will have a maximum term of 10 years from the date it is granted.

•
Mandatory Vesting:   The New Options will be subject to the following vesting schedules:

Exchanged Options	New Options
• Vested Time-Based Options; and • Vested 2019 LTIP Options
New Options issued in exchange for vested Eligible Options will have the following vesting schedule:
•
40% immediately vested

•
20% vesting annually on each of July 1, 2023, July 1, 2024 and July 1, 2025

Unvested Time-Based Options
New Options issued in exchange for unvested Eligible Options will have the following vesting schedule:
•
0% immediately vested

•
20% vesting annually on each of July 1, 2023, July 1, 2024, July 1, 2025, July 1, 2026 and July 1, 2027

Unvested 2019 LTIP Options	New Options issued in exchange for unvested 2019 LTIP Options will have the same vesting conditions as the 2019 LTIP Options
2022 Incentive Plan Options	New Options issued in exchange for 2022 Incentive Plan Options will have the same vesting conditions as the 2022 Incentive Plan Options

•
Tax Status.   Each New Option will be issued as a non-qualified stock option, regardless of whether the corresponding Eligible Option was an incentive stock option or a non-qualified stock option.

•
Plan and Award Agreement.   Each New Option will be granted under our 2019 Stock Incentive Plan (the “Equity Plan”), and you must accept the terms of the applicable award agreement through the Fidelity electronic acceptance system customarily used by DISH (the “Fidelity Platform”) in order for the grant of the New Options to be completed. See Section 9 of the Offer to Exchange for additional information regarding the Equity Plan.
As noted above, the New Options will have an exercise price of no less than $20.00 per share. This will be the case even if your Eligible Options have an exercise price that is less than $20.00 per share. Therefore, if you elect to exchange Eligible Options with an exercise price that is less than $20.00 per share, your New Options will have a higher exercise price than the Eligible Options for which they were exchanged.
The vested or unvested status of your Eligible Options will be determined as of July 22, 2022, which is the expected expiration date of this Exchange Offer. Thus, any Eligible Options that vest between the commencement of the Exchange Offer and July 22, 2022 will be treated as vested Eligible Options for purposes of the Exchange Offer, and will appear as such on your Election Form. This determination date will not change if we, in our sole discretion, extend the Expiration Time.
Eligible Options properly elected for exchange and accepted by us for exchange will be cancelled and your New Options will be granted with the New Option Terms effective on the New Option Grant Date, which is currently expected, but not guaranteed, to be July 22, 2022, the same date as the Expiration Time.
Detail Regarding Vesting Terms and Other Important Provisions Regarding Your Employment of the New Options
Vesting of your New Options will cease on termination of your employment, and your unvested New Options will be forfeited to us. Any New Options that were vested as of your termination of employment generally must be exercised within one month following your termination of employment. Your stock option agreement(s) for your New Options contain important provisions regarding your employment, including with respect to terminations; demotion; recoupment; potential “change in control”; confidentiality; arbitration and restrictive covenants, including covenants not to compete, which we update from time to time when granting new options. You should refer to the terms and conditions of your applicable stock option agreement(s) and consult with your financial, legal, accounting and/or tax advisor(s).
Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO. Eligible Employees may obtain an unredacted copy of the applicable stock option agreement(s) for the New Options by sending an e-mail to Stock.Options@dish.com, which is the preferred method, or calling the Exchange Offer information line at 1-855-256-0682. You must accept the stock option agreement(s) for your New Options through the Fidelity Platform in order for the grant of your New Options to be completed.
New Options will in no event be exercisable following the expiration of the maximum term of the New Option, which is 10 years from the date of grant of the New Option.
Nothing in the Offer to Exchange constitutes, nor shall it be construed, to give any person the right to remain an employee of DISH or any of its subsidiaries or affiliates or to affect the right of DISH or any of its subsidiaries or affiliates to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law. Nothing in the Offer to Exchange should be considered a contract or a guarantee of wages or compensation. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of DISH or any of its subsidiaries or affiliates through the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period of the New Options.
Grant-by-Grant Election
Participation in this Exchange Offer is completely voluntary. Eligible Employees may exchange their Eligible Options on a grant-by-grant basis. If you received more than one grant of Eligible Options, you may elect to exchange Eligible Options from as few or as many of those grants as you determine. However, you must elect to exchange all of Eligible Options within any selected grant. In other words:
•
you may elect to exchange all or none of the Time-Base Options within a grant, but you may not elect to exchange only a portion of the Time-Based Options within a grant;

•
you may elect to exchange all or none of the 2019 LTIP Options within a grant, but you may not elect to exchange only a portion of the 2019 LTIP Options within a grant; and

•
you may elect to exchange all or none of the 2022 Incentive Plan Options within a grant, but you may not elect to exchange only a portion of the 2022 Incentive Plan Options within a grant.

Expiration and Extension of the Exchange Offer
The Exchange Offer is scheduled to expire at 10:00 p.m. (Mountain Daylight Time) on July 22, 2022, unless we, in our sole discretion, extend the expiration time and date (in which case “Expiration Time” will refer to the extended time and date). Please note that wherever you are, the expiration deadline is set by Mountain Daylight Time, in the United States. See Section 14 of the Offer to Exchange for a description of our rights to extend, terminate and amend the Exchange Offer. If you do not elect to exchange your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.
Section 2.
Purpose of the Exchange Offer; Additional Considerations

We believe that the Exchange Offer is in the best interests of our shareholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees.
As of June 21, 2022, we had a total of about 14 million outstanding Eligible Options, all of which were “underwater” (i.e., had an exercise price greater than the trading price of our Class A Shares) based on the closing price per share on Nasdaq on June 21, 2022 of $16.52. We believe the existing underwater stock options provide limited incentive for our employees and limited retention benefits for DISH and its subsidiaries. Because stock options create value for the option holder only when the trading price of our Class A Shares increases beyond the options’ exercise price, we believe that this Exchange Offer will enhance long-term shareholder value by better aligning management incentives with shareholder interests. We also believe that the Exchange Offer will restore competitive incentives to, and help to reduce the level of turnover in both the short and medium terms among, all Eligible Employees who choose to participate.
The following considerations also recommended proposing this Exchange Offer:
•
Reasonable, balanced incentives.   We believe that the opportunity to exchange Eligible Options for New Options with a new exercise price, term, and, in some cases, vesting schedule, represents a reasonable and balanced exchange program that will better align employee benefits with the interests of the Company and its shareholders, with the potential for a significant positive impact on employee retention, motivation and performance. We believe that the New Options issued in the Exchange Offer will provide a meaningful retention period for employees during the next three to five years.

•
Reduced pressure for additional grants or other incentive- or retention-related compensation.   If we were unable to implement this Exchange Offer, we may have found it necessary to issue additional options to our employees at current market prices, increasing our overhang. We also may have found it necessary to award other incentive- or retention-related compensation to our employees.

In deciding whether to exchange one or more Eligible Option grants pursuant to the Exchange Offer, you should understand that we evaluate acquisitions or investments in the ordinary course of business on an ongoing basis. At any given time, we may be reviewing one or more of these transactions. These transactions may be announced or completed in the ordinary course of business during the pendency of this Exchange Offer, but there can be no assurance that a transaction will be available to us or that we will choose to take advantage of any such transaction. If we enter into a transaction, such as a merger or similar transaction, that could result in a change in control of our Company, we reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our shareholders. As a result of any such transaction, our cash position, assets, or capital structure could change, or the percentage ownership of our stockholders could be significantly diluted, and where such a transaction results in our issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. Any of these events could materially impact the value of your Eligible Options or New Options.

Subject to the foregoing and except as otherwise disclosed in the Offer to Exchange, in our filings with the Securities and Exchange Commission (the “SEC”) or in other public disclosure, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in any of the following:
•
any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving DISH

•
any purchase, sale or transfer of a material amount of our assets

•
any material change in our present dividend policy or our indebtedness or capitalization

•
any material change in our Board or executive management team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment

•
any other material change in our corporate structure or business

•
our Class A Shares not being traded on a national securities exchange

•
our Class A Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•
the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act

•
the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights

•
any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person

Neither DISH nor any employee, agent, entity or party, including, without limitation, the Board or its Compensation Committee, will make any recommendation as to whether you should exchange your Eligible Options. Furthermore, neither DISH nor any employee, agent, entity or party including, without limitation, the Board or its Compensation Committee, authorizes any person to make any such recommendations on behalf of DISH.
Participation in this Exchange Offer involves a number of potential risks and uncertainties. There is no guarantee that you will receive greater value from your New Options than from your existing Eligible Options. In particular, if your employment with DISH terminates before your New Options vest, you will not be able to receive value for your unvested New Options, but you may have been able to receive value for the Eligible Options you exchanged. We also have not retained, and do not intend to retain, any representative to act on behalf of the Eligible Employees holding Eligible Options for purposes of negotiating the terms of this Exchange Offer, or preparing a report or making any recommendation concerning the fairness of this Exchange Offer. As a result, each Eligible Employee must make his or her own decision whether to exchange Eligible Options, taking into account his or her own personal circumstances and preferences. We recommend that you carefully review the materials provided and consult with your personal financial, legal, accounting and/or tax advisor(s) prior to deciding whether to participate in this Exchange Offer. See “Risk Factors” beginning on page 14 above.
Section 3.
Procedures for Electing to Exchange Eligible Options

The Election Form
If you are an Eligible Employee holding Eligible Options, you will receive written information about the Exchange Offer, including a copy of the Tender Offer Statement on Schedule TO and this Offer to Exchange document, along with a link to access an election form (the “Election Form”) through the web portal established for this purpose (the “Option Exchange Portal”), and accompanying instructions on how to fully complete and properly submit to us your Election Form.
You will receive these materials on commencement of the Exchange Offer through your company e-mail account. If you have not received any of these materials after commencement of the Exchange Offer,

send an e-mail to Stock.Options@dish.com, which is the preferred method, or call the Exchange Offer information line at 1-855-256-0682. You will also be able to receive a paper copy of the Offer to Exchange documents and related offer materials by requesting a paper copy by e-mail at Stock.Options@dish.com. The Offer to Exchange documents and related offer materials will also be filed with the SEC at the commencement of the Exchange Offer and will be available free of charge at www.sec.gov. You can also receive the Offer to Exchange documents by directing a written request to: DISH Network Corporation, 9601 S. Meridian Boulevard, Englewood, Colorado 80112, Attention: Exchange Offer — Doug Mohr, Compensation Accounting. Before making an election, you should review the Offer to Exchange materials to learn about the terms and conditions of this Exchange Offer. Participation in this Exchange Offer is completely voluntary.
Proper Election
If you choose to participate in this Exchange Offer, you must fully complete and properly submit to us the Election Form before the Expiration Time. We will not accept Election Forms submitted by any means other than through the Option Exchange Portal, including but not limited to, e-mail, hand delivery, intraoffice mail, fax, U.S. mail (or other post), or overnight or other courier
You must access the Option Exchange Portal through DISH’s network, whether in the office or via virtual private network (“VPN”). Please note that the Option Exchange Portal may not be accessible from a mobile device.
You will receive a confirmation e-mail within one business day of receipt of your properly-submitted Election Form. The confirmation e-mail will set forth your election for each Eligible Option grant(s) for which you properly submit an Election Form. Please review this confirmation e-mail to ensure it accurately reflects your election. If you do not properly submit your Election Form, you will not receive a confirmation e-mail. If you do not receive a confirmation e-mail, it is your responsibility to ensure that your Election Form has been properly submitted by contacting us by e-mail at Stock.Options@dish.com, which is the preferred method, or by phone at 1-855-256-0682.
We must receive your Election Form through the Option Exchange Portal before the Expiration Time. The timely submission of an Election Form is at your risk. It is your responsibility to allow sufficient time to ensure timely submission and receipt by us. You will not be able to make changes to your Election Form after the Expiration Time.
This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may make in our sole discretion. We have the authority to extend this Offer to Exchange period if we choose to, but we do not expect to extend this period. You may not make a change to your election after the Expiration Time.
You do not need to return your stock option agreements relating to any exchanged Eligible Options because they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance through the Fidelity Platform. In order for the grant of your New Options to be completed, you must accept the stock option agreement(s) for the New Options through the Fidelity Platform. Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO.
Grant-by-Grant Basis
Eligible Employees may exchange their Eligible Options on a grant-by-grant basis. If you received more than one grant of Eligible Options, you may elect to exchange Eligible Options from as few or as many of those grants as you determine. However, you must elect to exchange all of the Eligible Options within any selected grant. In other words, you may elect to exchange all or none of the Eligible Options within a grant, but you may not elect to exchange only a portion of the Eligible Options within a grant. If you have previously exercised a portion of your Eligible Options for any single grant, only that portion of the options that have not yet expired or been exercised will be eligible for exchange.
Changing Your Election
You may change your election at any time during the period this Exchange Offer remains open and, unless we have accepted the Eligible Options for exchange pursuant to this Exchange Offer, you may also withdraw any Eligible Options that have not been accepted for exchange at any time after 10:00 p.m. (Mountain Daylight Time) on August 19, 2022. Changes are made by timely submitting a new valid Election Form with your elections through the Option Exchange Portal, which replaces your previously submitted Election Form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form that we receive before the Expiration Time. You must allow sufficient time to fully complete and properly submit your Election Form to ensure that we receive it before the Expiration Time.
Determination of Validity; Rejection of Election; Waiver of Defects; No Obligation to Give Notice of Defects
We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any Election Form. If we waive any of the conditions of this Offer to Exchange, we will do so for all Eligible Employees. Without limitation of the foregoing, we reserve the right to reject any Election Forms that we determine are not properly submitted or in an appropriate form or that we determine are unlawful to accept or not timely made. No election to exchange will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us, which may only be done in writing. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will we or any other person incur any liability for failure to give any such notice. For example, and in no way limiting our ability to reject an Election Form that we determine is not appropriate, if you fail to fully complete or alter in any way the Election Form or otherwise fail to follow the instructions regarding completion and submission of the Election Form, we have the right to reject your Election Form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction, and if challenged, only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
You will receive a confirmation e-mail within one business day of receipt of your properly submitted Election Form. The confirmation e-mail will set forth your election for the Eligible Option grant(s) for which you properly submit an Election Form. Please review this confirmation e-mail to ensure it accurately reflects your election. If you do not properly submit your Election Form, you will not receive a confirmation e-mail. If you do not receive a confirmation e-mail, it is your responsibility to ensure that your Election Form has been properly submitted by contacting us by e-mail at Stock.Options@dish.com, which is the preferred method, or by phone at 1-855-256-0682.
Our Receipt and Subsequent Confirmation E-mail Regarding Your Election Form Does Not Constitute an Agreement
Our receipt of your Election Form and subsequent confirmation e-mail is not by itself an acceptance of your election to exchange your Eligible Options.
Our Acceptance Constitutes an Agreement
Your election to participate in the Exchange Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer to Exchange. Our acceptance of your election to exchange Eligible Options pursuant to this Exchange Offer will constitute a binding and irrevocable agreement between us and you upon the terms and subject to the conditions of the Offer to Exchange.
For purposes of this Exchange Offer, we will be deemed to have accepted your election to exchange your Eligible Options that are validly elected for such exchange, are properly submitted and are not properly withdrawn as of the time when we give written notice to all Eligible Employees of our acceptance of all Eligible Employees’ elections to exchange their Eligible Options. Our acceptance is subject to the conditions described in Section 6 of this Offer to Exchange. We may issue this notice of acceptance by press release, e-mail or other form of written communication. See Section 5 of this Offer to Exchange for more information. If we do not accept your election to exchange your Eligible Options, the terms and conditions of your existing stock option agreement(s) will remain unchanged and will continue to apply.

Questions
If you are an Eligible Employee, you may send an e-mail to Stock.Options@dish.com, which is the preferred method, or call the Offer to Exchange information line at 1-855-256-0682 for more information on your Eligible Options.
Section 4.
Withdrawal Rights

If you elect to accept the Exchange Offer for some or all of your Eligible Options and later change your mind, you may withdraw any election to exchange Eligible Options before the Expiration Time by following the procedures described in this Section 4. You may only withdraw your election in accordance with the provisions of this Offer to Exchange.
You may withdraw your election to exchange Eligible Options at any time before the Expiration Time, and, if the Exchange Offer is extended by us, you may withdraw your election to exchange Eligible Options at any time until the extended Expiration Time. Unless we have accepted the Eligible Options for exchange pursuant to this Exchange Offer, you may also withdraw any Eligible Options that have not been accepted for exchange at any time after 10:00 p.m. (Mountain Daylight Time) on August 19, 2022.
Withdrawals of previous elections to exchange Eligible Options are made by timely submitting a new valid Election Form with your elections through the Option Exchange Portal, which replaces your previously submitted Election Form. As further described in the election instructions accompanying the Election Form, select the “NO” box in the section indicating whether the applicable Eligible Option grant is to be exchanged to specify that you do not wish to exchange that Eligible Option grant. Your new Election Form must indicate your election as to each of your Eligible Option grants, including any you wish to exchange for New Options, if any, because the new Election Form once validly submitted will supersede your previous submitted Election Form for all Eligible Options.
You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form that we receive before the Expiration Time. The last valid Election Form you properly submit to us prior to the Exchange Expiration Date will be your final Election Form and will be binding and irrevocable. You may not rescind a properly submitted Election Form other than by properly submitting a revised Election Form before the Expiration Time.
You are responsible for making sure that you properly submit a new Election Form through the Option Exchange Portal for any elections to exchange Eligible Options that you wish to subsequently withdraw. You must allow sufficient time to fully complete and properly submit your Election Form to ensure that we receive it before the Expiration Time. Once you have withdrawn an election to exchange Eligible Options, you may re-elect to exchange such Eligible Options prior to the Expiration Time by submitting a new Election Form through the Option Exchange Portal.
We must receive any new Election Form through the Option Exchange Portal before the Expiration Time. The timely submission of an Election Form is at your risk. It is your responsibility to allow sufficient time to ensure timely submission and receipt by us. You will not be able to make changes to your Election Form after the Expiration Time. We will not accept Election Forms submitted by any means other than through the Option Exchange Portal, including but not limited to, e-mail, hand delivery, intraoffice mail, fax, U.S. mail (or other post), or overnight or other courier.
You must access the Option Exchange Portal through DISH’s network, whether in the office or via VPN. Please note that the Option Exchange Portal may not be accessible from a mobile device.
You will receive a confirmation e-mail within one business day of receipt of your properly-submitted Election Form. The confirmation e-mail will set forth your election for each Eligible Option grant(s) for which you properly submit an Election Form. Please review this confirmation e-mail to ensure it accurately reflects your election. If you do not properly submit your Election Form, you will not receive a confirmation e-mail. If you do not receive a confirmation e-mail, it is your responsibility to ensure that your Election Form has been properly submitted by contacting us by e-mail at Stock.Options@dish.com, which is the preferred method, or by phone at 1-855-256-0682.

Please note that this confirmation e-mail will not constitute our acceptance of your election. As set forth in Section 5 of this Offer to Exchange, we will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will we or any other person incur any liability for failure to give any such notice.
Section 5.
Acceptance of Eligible Options for Exchange; Grant of New Options

Upon the terms and subject to the conditions of the Offer to Exchange, we expect to accept for exchange all Eligible Options properly elected for exchange and not validly withdrawn by the Expiration Time. For purposes of this Offer to Exchange, we will be deemed to have accepted your election to exchange your Eligible Options that are validly elected for such exchange, are properly submitted and are not properly withdrawn as of the time when we give written notice to all Eligible Employees of our acceptance of all Eligible Employees’ elections to exchange their Eligible Options. Our acceptance is subject to the conditions described in Section 6 of this Offer to Exchange. We may issue this notice of acceptance by press release, e-mail or other form of written communication. If we do not accept your election to exchange your Eligible Options, the terms and conditions of your existing stock option agreement(s) will remain unchanged and will continue to apply.
On the New Option Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New Options with the New Option Terms. The New Option Grant Date is currently expected, but not guaranteed, to be July 22, 2022, the same date as the Expiration Time. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended. Promptly after we grant the New Options, we will send each electing Eligible Employee a confirmation e-mail confirming the Eligible Options that we have accepted for exchange. In addition, we will separately provide stock option documentation relating to the New Options granted to each electing Eligible Employee for acceptance through the Fidelity Platform. In order for the grant of your New Options to be completed, you must accept the stock option agreement(s) for the New Options through the Fidelity Platform. The stock option agreement(s) for the New Options replaces your existing stock option agreement(s) for your exchanged Eligible Options. Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO.
After the New Option Grant Date, Fidelity, our stock plan administrator, will reflect the exchange of Eligible Options for New Options in the accounts of Eligible Employees. We intend to suspend transactions involving New Options while accounts are being updated. Therefore, you will not be able to exercise your New Options until accounts have been updated. You must accept the terms of the applicable award agreement through the Fidelity Platform in order for the grant of the New Options to be completed and to exercise the New Options.
If you have exchanged Eligible Options in the Exchange Offer and your employment relationship terminates for any reason, or if you submit a notice of resignation or termination or receive a notice of termination, before the Expiration Time, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.
Section 6.
Conditions of This Exchange Offer

Notwithstanding any other provision of the Offer to Exchange, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:
•
There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer or the acquisition of some or all of the options exchanged in this Offer to Exchange
•
There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer to Exchange or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

•
make the acceptance of any election to exchange illegal or otherwise restrict or prohibit consummation of this Offer to Exchange;

•
delay or restrict our ability, or render us unable, to accept any election to exchange; or

•
materially and adversely affect the business, condition (financial or other), income, operations or prospects of DISH

•
Any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market

•
The declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory

•
The commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States

•
Any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States

•
Any material increase or decrease in the market price of our Class A Shares from the closing price on the commencement of this Exchange Offer or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of DISH or on the trading in our Class A Shares

•
In the case of any of the foregoing existing at the time of the commencement of this Exchange Offer, a material acceleration or worsening thereof

•
Any extraordinary or material adverse change in United States financial markets generally, including, but not limited to, any decline in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the S&P 500® Composite Index by an amount in excess of 10% measured during any time period after the close of business on the commencement of this Exchange Offer

•
A change of control transaction involving us, such as a merger or other acquisition, has been announced or proposed

•
A tender or exchange offer with respect to some or all of our Class A Shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D with the SEC on or before the commencement of this Exchange Offer;

•
any such person, entity or group that has filed a Schedule 13D with the SEC on or before the commencement of this Exchange Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Class A Shares; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us

•
Any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of DISH that, in our reasonable judgment, is or may have a material adverse effect on DISH

The conditions to this Exchange Offer are for DISH’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time (with any such waiver to be applied consistently among all Eligible Employees), whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
Section 7.
Price Range of Our Common Stock

The Eligible Options represent rights to acquire our Class A Shares. None of the Eligible Options is traded on any trading market, and there is currently no trading market for our Class B common stock. Our Class A Shares are quoted on Nasdaq under the symbol “DISH.” The table below shows, for the periods indicated, the high and low closing sale prices per share of our Class A Shares on Nasdaq.
	High	Low
Fiscal Year Ending December 31, 2022
Second Quarter (through June 21, 2022)	$33.50	$16.52
First Quarter	$36.37	$27.57
Fiscal Year Ended December 31, 2021
Fourth Quarter	$45.43	$30.55
Third Quarter	$45.57	$39.02
Second Quarter	$46.53	$36.80
First Quarter	$38.97	$29.04
Fiscal Year Ended December 31, 2020
Fourth Quarter	$37.17	$24.81
Third Quarter	$35.52	$28.55
Second Quarter	$37.32	$18.70
First Quarter	$41.29	$18.15
As of June 21, 2022, 291,561,411 of our Class A Shares were issued and outstanding. As of June 21, 2022, the last reported sale price of our Class A Common Stock, $0.01 par value, as traded on Nasdaq, was $16.52 per share. We recommend that you obtain current market prices for our Class A Shares before deciding whether to participate in this Exchange Offer.
Section 8.
Information Concerning DISH; Financial Information

Information Concerning DISH
DISH Network Corporation was organized in 1995 as a corporation under the laws of the State of Nevada. We started offering the DISH® branded pay-TV service in March 1996 and started offering retail wireless services in July 2020. Our Class A Shares are publicly traded on Nasdaq under the symbol “DISH.” Our principal executive offices are located at 9601 South Meridian Boulevard, Englewood, Colorado 80112 and our telephone number is (303) 723-1000.
DISH Network Corporation is a holding company. Its subsidiaries operate two primary business segments, Pay-TV and Wireless. Our Wireless business segment operates in two business units, Retail Wireless and 5G Network Deployment.
Our corporate website address is https://ir.dish.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Offer to Exchange.

Financial Information
This Offer to Exchange and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022 (our “Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 6, 2022 (our “Quarterly Report”), which are incorporated herein by reference.
Additional Information.
For more information about DISH, please refer to our Annual Report, our Quarterly Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to exchange your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 of the Offer to Exchange for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
Section 9.
Summary of the Equity Plan

New Options will be issued with the New Option Terms described in Section 1. As noted in that Section, the New Options will be issued under the Equity Plan. The Eligible Options were issued either under the Equity Plan or its predecessor, the 2009 Stock Incentive Plan (the “Predecessor Equity Plan”). Our authority to grant awards under the Predecessor Equity Plan has expired.
This Section 9 summarizes the principal provisions of Equity Plan. The principal provisions of the Predecessor Equity Plan are substantially similar to the provisions of the Equity Plan, and we administer the Predecessor Equity Plan consistently with our administration of the Equity Plan. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the Equity Plan and the Predecessor Equity Plan, which are included as Exhibits (d)(1) and (d)(2) to the Schedule TO.
General Information
The Equity Plan is the broad-based plan under which DISH grants stock-based awards to its employees, consultants and advisors. Our Board believes that DISH’s interests are advanced by providing key employees, consultants and advisors with an additional incentive to enhance the long-term performance of DISH and to remain in the service of DISH and its subsidiaries and affiliates. Awards may be made to any employee, consultant or advisor of DISH and its subsidiaries and affiliates, including any prospective employees, consultants or advisors, as selected by the committee administering the applicable stock incentive plan in its discretion (each, a “Plan Participant”).
The Equity Plan authorizes the Board or a committee appointed by the Board (the “Plan Committee”) to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents and other stock-based awards (collectively, “Awards”) to key employees, consultants, or advisors of DISH and its subsidiaries who are designated by the Plan Committee. The Plan Committee may also grant Awards to all employees if they are part of a broad-based performance incentive plan approved by the Plan Committee. The Plan Committee also has the authority to, among other things: (1) select the employees, consultants, or advisors to whom Awards will be granted, (2) determine the type, size and the terms and conditions of Awards, (3) amend the terms and conditions of Awards, (4) accelerate the exercisability of Awards or the lapse of restrictions relating to Awards and (5) interpret and administer the Equity Plan and award agreements thereunder. As used in this summary of the Equity Plan, the term “Plan Committee” will include the Board in the event that it performs the functions described.
The Plan provides for the Plan Committee to make adjustments to awards in the event of any dividend or other distribution (whether in the form of cash, Class A Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Class A Shares or other securities of DISH, issuance of warrants or other rights to purchase Class A Shares or other securities of DISH or other similar corporate transaction or event affects the Class A Shares.
The aggregate number of Class A Shares that may be issued subject to Awards under the Equity Plan may not exceed 80,000,000 shares. If there is a stock split, stock dividend or other relevant change affecting our shares, appropriate adjustments will be made in the number of shares that may be issued in the future and in the number of our Class A shares and exercise prices in all outstanding grants made before such event. If shares under a grant are not issued, those shares would again be available for inclusion in future grants.
Stock Options
The Plan Committee will determine whether any option is a non-qualified or incentive stock option at the time of grant. The per share exercise price of an option granted under the Equity Plan will be determined by the Plan Committee at the time of grant, provided that the purchase price per share for each option must not be less than 100% of the fair market value of the Class A Shares as of the date of grant or the last trading day prior to the date of grant if the date of grant is not a Nasdaq trading day (110% in the case of an incentive stock option granted to a Ten-Percent Stockholder, as defined in the Equity Plan). Each option will be exercisable at such dates and in such installments as determined by the Plan Committee. Each option terminates at the time determined by the Plan Committee provided that the term of each incentive stock option may not exceed ten years (five years in the case of an incentive stock option granted to a Ten-Percent Stockholder) and the term of each non-qualified stock option may not exceed ten years and three months from the date of grant. The maximum aggregate number of Class A Shares that may be issued under the Equity Plan through incentive stock options may not exceed 80,000,000.
Other Awards
The Plan Committee may also grant stock appreciation rights, restricted stock and restricted stock units, performance awards, dividend equivalents and other stock-based awards with terms and conditions as determined by the Plan Committee.
Limits on Transfer of Awards
No Award and no right under any such Award is transferable by a Plan Participant otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 (the “Code”); provided, however, that, if so determined by the Plan Committee, a Plan Participant may, in the manner established by the Plan Committee, designate a beneficiary or beneficiaries to exercise the rights of the Plan Participant and receive any property distributable with respect to any Award upon the death of the Plan Participant. Each Award or right under any Award is exercisable during the Plan Participant’s lifetime only by the Plan Participant or, if permissible under applicable law, by the Plan Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof will be void and unenforceable against DISH or any of its majority-owned subsidiaries.
Amendment and Termination of the Equity Plan; Shareholder Approval
Our Board may amend, alter, suspend, discontinue or terminate the Equity Plan; provided, however, that, notwithstanding any other provision of the Equity Plan or any award agreement, without the approval of our shareholders, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval: (1) would violate the rules or regulations of Nasdaq or any securities exchange that are applicable to DISH; or (2) would cause DISH to be unable, under the Code, to grant incentive stock options under the Equity Plan.
Other Information
The Equity Plan has a term of ten years, expiring on April 29, 2029, unless terminated earlier by our Board or extended by our Board with approval of our shareholders. Grantees who will participate in the

Equity Plan in the future and their Awards are to be determined by the Plan Committee subject to any restrictions outlined above.
Section 10.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

A list of our directors and executive officers as of June 21, 2022 is attached to this Offer to Exchange as Schedule A. The Ineligible Holders are not eligible to participate in this Exchange Offer. Our other executive officers are eligible to participate in this Exchange Offer if they meet the eligibility requirements discussed under Section 1 of this Offer to Exchange.
As of June 21, 2022, our executive officers held the following Eligible Options:
Name	Eligible Options Held
James S. Allen	70,000
W. Erik Carlson	1,100,000
Thomas A. Cullen	400,000
Timothy A. Messner	282,500
Paul W. Orban	365,000
David A. Scott	250,000
John W. Swieringa	525,000
Except for: (1) outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers), consultants and advisors pursuant to our stock incentive plans and (2) as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with respect to any of our securities relating, directly or indirectly, to the Offer to Exchange with any other person.
During the 60-day period prior to the date of this Offer to Exchange, we have not granted any options that are Eligible Options. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.
Section 11.
Accounting Consequences of the Exchange Offer

We follow the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation — Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize compensation cost equal to the grant date fair value of the exchanged Eligible Options plus the incremental compensation cost of the New Options.
The incremental compensation expense associated with this Exchange Offer will be measured as the excess of the fair value of each award of New Options granted to participants in this Exchange Offer, measured as of the date the New Options are granted, over the fair value of the Eligible Options cancelled in exchange for the New Options, measured immediately prior to the cancellation. As the fair value will be determined at a later date, the impact of the incremental compensation expense is undeterminable. We will recognize any such incremental compensation expense ratably over the vesting period of the New Options.
The amount of incremental compensation cost will depend on a number of factors, including the level of participation in this Exchange Offer, the exercise price per share of Eligible Options exchanged in the Exchange Offer and the exercise price per share of the New Options. Since these factors cannot be predicted with any certainty as of the date of this Offer to Exchange and will not be known until the Expiration Time, we cannot predict the exact amount of the charge that will result from this Exchange Offer.

Section 12.
Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to this Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by this Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of this Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under this Exchange Offer to accept elections to exchange Eligible Options and to grant New Options with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.
Section 13.
Material United States Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of this Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of participating or not participating in this Exchange Offer.
Tax Effects of Rejecting This Exchange Offer
In general, your rejection of this Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if this Exchange Offer is extended so that it is scheduled to remain outstanding for thirty or more calendar days, the United States Internal Revenue Service may take the position that the Two-Year Holding Period (described below) for incentive stock options (“ISOs”) that are not exchanged will restart on June 24, 2022. If this occurs, your Eligible Options that are ISOs may not receive the tax treatment described below for ISOs, even if you do not elect to exchange your Eligible Options.
Tax Effects of Accepting the Offer
Neither your acceptance of this Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes. However, if any of your Eligible Options are currently treated as ISOs and you elect to exchange those ISOs, your New Options will not constitute ISOs and will be treated for tax purposes as non-qualified stock options (as described below) rather than remaining eligible to receive the tax treatment available for ISOs (also described below).
Taxation of Nonstatutory Stock Options (also known as Non-qualified Stock Options) (“NSOs”)
Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO. If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss.

If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.
Taxation of Incentive Stock Options
The following summarizes the general tax treatment relating to the grant and exercise of ISOs and the subsequent sale of shares acquired upon exercise of an ISO. This treatment will not be available for New Options. Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.
Following the exercise of an ISO, if the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “Two-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “One-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the Two-Year Holding Period and the One-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the One-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (1) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (2) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.
If you elect to exchange your Eligible Options, all New Options that you are granted will be nonqualified stock options and will not be eligible for the tax treatment described above for ISOs. In addition, if you hold Eligible Options that are ISOs and elect not to exchange such Eligible Options, and this Exchange Offer is extended so that it is scheduled to remain outstanding for thirty or more calendar days, the United States Internal Revenue Service may take the position that the Two-Year Holding Period for ISOs that are not exchanged will restart on June 24, 2022. If this occurs, your Eligible Options that are ISOs may not receive the tax treatment described below for ISOs, even if you do not elect to exchange your Eligible Options.
Withholding
We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Employee. We will require any such Eligible Employees to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any Class A Shares.
Section 14.
Extension of This Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which this Exchange Offer is open and delay accepting any Eligible Options for exchange by disseminating notice of the extension to Eligible Employees by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. (Eastern Daylight Time) on the next business day after the last previously scheduled or announced Expiration Time. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight (Eastern Daylight Time).
We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend this Exchange Offer upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange by disseminating notice of such termination or amendment to Eligible Employees by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.
Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or we deem any such event to have occurred, to amend this Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to this Exchange Offer or applicable law to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change and will file such notice with the SEC as an amendment to the Schedule TO.
If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which this Exchange Offer must remain open following material changes in the terms of or information concerning this Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
In addition, we will publicly notify or otherwise inform Eligible Employees in writing if we decide to take any of the following actions and will keep this Exchange Offer open for at least 10 business days after the date of such notification if we increase or decrease either:
•
the amount of consideration offered for the Eligible Options

•
the number of Eligible Options that may be exchanged in this Exchange Offer

Section 15.
Consideration; Fees and Expenses

Each Eligible Employee who properly elects to exchange Eligible Options and which Eligible Options are accepted by us for exchange will receive New Options. Options are equity awards under which the holder can purchase Class A Shares for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the applicable option terms.
Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your proper election to exchange Eligible Options and your acceptance of the stock option agreement(s) for the New Options, you will be entitled to receive New Options. The New Options will be subject to a new exercise price, term, and, in some cases, vesting schedule, as described in Section 1 of this Offer to Exchange, and will be subject to the Equity Plan, as described in Section 9 of this Offer to Exchange. We will separately provide stock option documentation relating to the New Options granted to each exchanging Eligible Employee for acceptance through the Fidelity Platform. In order for the grant of your New Options to be completed, you must accept the stock option agreement(s) for the New Options through the Fidelity Platform. The stock option agreement(s) for the New Options replaces your existing stock option agreement(s) for your exchanged Eligible Options. Forms of the stock option agreements for the New Options are filed as exhibits to the Schedule TO.
If you receive New Options, you do not have to make any cash payment to DISH to receive your New Options, but you will be required to pay the per share exercise price in order to exercise any vested New Options and receive Class A Shares subject to your New Options.
If we receive and accept election from Eligible Employees to exchange all Eligible Options (comprising a total of approximately 14 million vested or unvested options to purchase approximately 14 million Class A Shares as of June 21, 2022) subject to the terms and conditions of this Exchange Offer, we will grant New Options covering a total of approximately 14 million Class A Shares.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in this Exchange Offer, including mailing, telephone, Internet and other telecommunications expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with this Exchange Offer.

Section 16.
Additional Information

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. Before making a decision on whether or not to exchange your Eligible Options, we highly recommend that you review the Schedule TO, as it may be amended, including its exhibits, and the following documents that we have filed with the SEC (excluding any portions of the respective filings that have been furnished rather than filed):
•
our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2022;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 6, 2022;

•
our Current Reports on Form 8-K (excluding any information furnished therein) filed with the SEC on January 4, 2022, March 31, 2022, May 3, 2022, June 21, 2022 and June 23, 2022; and

•
the description of our common stock contained in our Description of Securities of the Registrant filed with the SEC on February 24, 2022 as Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. Our Class A Shares are listed on Nasdaq under the symbol “DISH,” and our SEC filings are available on Nasdaq’s internet site at http://www.nasdaq.com. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.
We will also promptly provide without charge to each Eligible Employee to whom we deliver a copy of this Offer to Exchange, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents and deemed filed therewith). Written requests should be directed to DISH Network Corporation, Attention: Exchange Offer — Doug Mohr, Compensation Accounting, 9601 S. Meridian Boulevard, Englewood, Colorado 80112, United States of America, or by telephone at (303) 723-1000.
Section 17.
Miscellaneous

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with any valid applicable law, we reserve the right to withdraw this Exchange Offer in such jurisdiction or in any jurisdiction for which we determine that this Exchange Offer would have regulatory, tax or other implications that are inconsistent with our compensation policies and practices. If we withdraw this Exchange Offer in a particular jurisdiction, this Exchange Offer will not be made to, nor will Eligible Options be accepted for exchange from or on behalf of, Eligible Employees in that jurisdiction.
Neither DISH nor any employee, agent, entity or party, including, without limitation, the Board or its Compensation Committee, will make any recommendation as to whether you should exchange your Eligible Options. Furthermore, neither DISH nor any employee, agent, entity or party including, without limitation, the Board or its Compensation Committee, authorizes any person to make any such recommendations on behalf of DISH. Exchanging Eligible Options carries risks, and there is no guarantee that you will ultimately receive greater value from your New Options than you would have received from your existing Eligible Options. We have not retained, and do not intend to retain, any representative to act on behalf of the Eligible Employees holding Eligible Options for purposes of negotiating the terms of this Exchange Offer, preparing a report or making any recommendation concerning the fairness of this Exchange Offer. As a result, you must make your own decision whether to exchange your Eligible Options, taking into account your own personal circumstances and preferences.

We recommend that you carefully review the materials provided and consult with your personal financial, legal, accounting and/or tax advisor(s) prior to deciding whether to participate in this Exchange Offer.
DISH Network Corporation
June 24, 2022

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
DISH NETWORK CORPORATION
The directors and executive officers of DISH and their positions and offices as of June 21, 2022 are set forth in the following table:
NAME	POSITIONS AND OFFICES HELD
Kathleen Q. Abernathy	Director
James S. Allen	Senior Vice President and Chief Accounting Officer
George R. Brokaw	Director
W. Erik Carlson	Director, President and Chief Executive Officer
Thomas A. Cullen	Executive Vice President, Corporate Development
James DeFranco	Director and Executive Vice President
Cantey M. Ergen	Director and Senior Advisor
Charles W. Ergen	Chairman
Timothy A. Messner	Executive Vice President and General Counsel
Paul W. Orban	Executive Vice President and Chief Financial Officer
Tom A. Ortolf	Director
Joseph T. Proietti	Director
David A. Scott	Executive Vice President and Chief Human Resources Officer
John W. Swieringa	President and Chief Operating Officer, Wireless
The address of each director and executive officer is: c/o DISH Network Corporation, 9601 S. Meridian Boulevard, Englewood, Colorado 80112.

A-1